Exhibit 10.1

RIGHT OF FIRST REFUSAL AGREEMENT

This Right of First Refusal Agreement (the “Agreement”) is made as of May 3, 2012 among Mel Marks and Melmarks Enterprises LLLP (each a “Significant Common Stock Holder” and collectively the “Significant Common Stock Holders”) and Motorcar Parts of America, Inc., a New York corporation (the “Company’).

RECITALS

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Significant Common Stock Holders desire to grant the right of first refusal with respect to any sale of Common Stock (as defined below) by the Significant Common Stock Holders to the Company on the terms and conditions set forth herein.

AGREEMENT

The parties agree as follows:

1.         Certain Definitions.  As used in this Agreement, the following terms have the following respective meanings:

“Common Stock” means the Company’s Common Stock and shares of Common Stock issued or issuable upon conversion of other outstanding Company securities, the conversion of which may be made without payment of consideration.

“Market Price” means, as to any date, the closing price for the Common Stock, regular way, on such day, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for the Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq Global Market or, if the Common Stock is not listed or admitted to trading on the Nasdaq Global Market, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price on the principal automated quotation system that may then be in use or, if the Common Stock is not quoted on any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Company’s board of directors other than Mel Marks or, in the event that no trading price is available for the Common Stock, the fair market value of the Common Stock as determined in good faith by Company’s board of directors other than Mel Marks.

“Shares” means any shares of the Company’s Common Stock now owned or subsequently acquired by a Significant Common Stock Holder.

2.         Sales by the Significant Common Stock Holders.

2.1          Notice of Sales.  Should a Significant Common Stock Holder propose to sell or transfer any Shares, such Significant Common Stock Holder shall promptly deliver a written notice (the “Notice”) to the Company.  The Notice shall describe in reasonable detail the proposed sale or transfer, including, without limitation, the number and type of Shares to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, which shall be equal to the per share purchase price set forth in Section 2.2, the name and address of each prospective purchaser or transferee (if available), and any other material terms and conditions upon which such sale or transfer is to be made, along with copies of all material proposed agreements relating to such sale, including but not limited to, purchase agreements, voting or proxy agreements, and other agreements or documents requested by the Company.

2.2          Company Right of First Refusal.  The Company (or its designee) shall have the option, exercisable upon written notice to the Significant Common Stock Holder within thirty (30) days after delivery of the Notice, to purchase some or all of the Shares.  The per share purchase price at which the Shares are offered to the Company shall be the amount that is 10% below the average daily Market Price per share for five (5) consecutive trading days immediately preceding the date of the Notice.  All other terms of sale shall be as specified in the Notice.

3.         Procedures Upon Exercise of Right.  If the Company exercises its right of first refusal described in Section 2.2 above, then within ten (10) days of the expiration of all required notice periods, (i) the Significant Common Stock Holder shall deliver to the Company one or more certificates representing the Shares, properly endorsed for transfer and (ii) the Company, with respect to the Shares it has elected to purchase, shall deliver to the Significant Common Stock Holder a check for the purchase price of the Shares it has elected to purchase, against delivery of such certificates.

4.         Exempt Transfers.  The provisions of Sections 2.1 and 2.2 shall not apply to: (i) any transfer by the Significant Common Stock Holder to the Significant Common Stock Holder’s affiliates, ancestors, descendants or spouse or to trusts for the benefit of such persons or the Significant Common Stock Holder, provided, however, that any such transferee shall agree in writing to be bound by and comply with all provisions hereof; (ii) any transfer by way of bequest or inheritance upon death; (iii) any sale or transfer to the Company; or (iv) any sale of Shares to the public pursuant to a registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

5.         Lapse and Reinstatement of Right of First Refusal.  The Significant Common Stock Holder shall have forty-five (45) days following the expiration of all required notice periods to sell or enter into an agreement (pursuant to which the sale of Shares covered by the Notice shall be closed, if at all, within fifteen (15) days from the date of said agreement) to sell the Shares with respect to which the right of first refusal were not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Significant Common Stock Holder’s notice.  Notwithstanding anything herein to the contrary, the Company agrees and acknowledges that a decrease in the price of the Shares (that is determined in accordance with the Market Price) being sold shall not be deemed a change of the terms of the transaction that would require new compliance with the terms of Section 2 hereof.  In the event the Significant Common Stock Holder has not sold the Shares or entered into an agreement to sell the Shares within said forty-five (45) day period (or sold and issued Shares in accordance with the foregoing within fifteen (15) days from the date of said agreement), the Significant Common Stock Holder shall not thereafter issue or sell any Shares without first complying anew with the provisions of Section 2 hereof.

6.         Termination.  This Agreement shall terminate upon the earliest to occur of any one of the following events: (i) the third anniversary of the date of this Agreement, (ii) the liquidation, dissolution or indefinite cessation of the business operations of the Company; (iii) the execution by the Company of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company; (iv) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) provided that the Company’s stockholders of record as constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (v) the sale of all or substantially all of the assets of the Company.

7.         Miscellaneous.

7.1          Governing Law.  This Agreement shall be governed in all respects by the laws of the State of California without regard to choice of laws or conflict of laws provisions thereof.

7.2          Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

7.3          Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge, or termination is sought, unless otherwise provided.

7.4          Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed (a) if to a Significant Common Stock Holder, to such Significant Common Stock Holder’s address set forth on the signature page hereto, or (b) if to the Company, at its address set forth on the signature page of this Agreement addressed to the attention of the Corporate Secretary, or at such other address as the Company shall have furnished.  Unless specifically stated otherwise, if notice is provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, and if notice is delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery.

7.5          Delays or Omissions.  No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of another party under this Agreement shall impair any such right, power, or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.6          Dispute Resolution Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

7.7          Counterparts.  This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

7.8          Severability.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

7.9          Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.10        Amendment and Waiver.  Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Significant Common Stock Holders.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Significant Common Stock Holders and the Company.

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The parties have executed this Agreement as of the date first written above.

COMPANY:

MOTORCAR PARTS OF AMERICA, INC.

By:	/s/ David Lee
Name: David Lee
Title: Chief Financial Officer

Company Address:
2929 California Street
Torrance, CA 90503

SIGNIFICANT COMMON
STOCK HOLDER:

Mel Marks

/s/ Mel Marks
Mel Marks
Address:
17906 Aberdeen Way
Boca Raton, FL 33496

Consent of Spouse:

I acknowledge that I have read the foregoing Agreement and that I know its contents.  I am aware that by its provisions if I and/or my spouse agree to sell or transfer any shares of the Company held by either of us, including my community property interest in such shares, if any, right of first refusal (as described in the Agreement) must be granted to the Company by the seller.  I hereby agree that those shares and my interest in them, if any, are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of, or violate, the Agreement.

/s/ Beverly Marks
Beverly Marks

SIGNIFICANT COMMON
STOCK HOLDER:

Melmarks Enterprises LLLP

By:	/s/ Mel Marks
Name: Mel Marks
Title: President

Address: